      As filed with the Securities and Exchange Commission on April 6, 2000
                                                          Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  -------------

                       PEGASUS COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

                                  -------------

                        DELAWARE                                                            51-0374669
(State or Other Jurisdiction of Incorporation or Organization)                (I.R.S. Employer Identification Number)

                  c/o Pegasus Communications Management Company
                         225 City Line Avenue, Suite 200
                         Bala Cynwyd, Pennsylvania 19004
                                 (888) 438-7488
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  -------------

            Marshall W. Pagon, President and Chief Executive Officer
                  c/o Pegasus Communications Management Company
                         225 City Line Avenue, Suite 200
                         Bala Cynwyd, Pennsylvania 19004
                                 (888) 438-7488
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  -------------

                                   Copies to:

              Ted S. Lodge, Esq.                            Michael B. Jordan, Esq.
             Scott A. Blank, Esq.                           Diana E. McCarthy, Esq.
      Pegasus Communications Corporation                  Drinker Biddle & Reath LLP
c/o Pegasus Communications Management Company                  One Logan Square
        225 City Line Avenue, Suite 200                      18th & Cherry Streets
       Bala Cynwyd, Pennsylvania  19004                  Philadelphia, PA  19103-6996
                (888) 438-7488                                  (215) 988-2700

Approximate date of commencement of proposed sale to the public: As soon as practical after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                    Amount             Proposed Maximum        Proposed Maximum            Amount of
  Title of Each Class of            To be               Offering Price            Aggregate              Registration
     Securities to be           Registered(1)          Per Share(1)(2)       Offering Price(1)(2)           Fee(3)
        Registered
------------------------------------------------------------------------------------------------------------------------
Class A common stock, par        $250,000,000                100%                $250,000,000               $66,000
 value $.01 per share

Non-voting common stock,
 par value $.01 per share
========================================================================================================================

(1) Includes such indeterminate number of Class A common stock and non-voting common stock as may be issued at indeterminate prices.

(2) The aggregate public offering price of the Class A common stock and non-voting common stock registered will not exceed $250,000,000.

(3)    The registration fee has been calculated pursuant to Rule 457(o).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is incomplete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED APRIL 6, 2000

PROSPECTUS
____________, 2000
$250,000,000


                                   [GRAPHIC]

                Class A Common Stock and Non-Voting Common Stock

                                 -------------

         This prospectus relates to the offer and sale from time to time of up to $250,000,000 in the aggregate of our Class A common stock and non-voting common stock, which we may issue in the future when:

o  we acquire assets, businesses or securities;

o we pay dividends on preferred stock that we issue in connection with our acquisitions;

o holders of our preferred stock we issue in connection with our acquisitions convert such shares into Class A common stock or non-voting common stock;

o we pay interest on our convertible debt securities that we issue in connection with our acquisitions;

o holders of our convertible debt securities that we issue in connection with our acquisitions convert such securities into Class A common stock or non-voting common stock; or

o holders of our warrants that we issue in connection with our acquisitions convert such warrants into Class A common stock or non-voting common stock.

Specific terms of the issuance of any shares of Class A common stock and non-voting common stock will be set forth in a prospectus supplement. We urge you to carefully read this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the Class A common stock being offered, before you make your investment decision. No shares may be sold without delivery of the applicable prospectus supplement.

         Our Class A common stock is listed on the Nasdaq National Market under the symbol "PGTV." On April 5, 2000, the last reported sale price of the Class A common stock on the Nasdaq National Market was $134.00 per share. Our non-voting common stock is not listed on any exchange.

   These securities involve a high degree of risk. See Risk Factors beginning on Page 2.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

         We urge you to carefully read this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the Class A common stock and non-voting common stock, before you make your investment decision.

                                TABLE OF CONTENTS
                                                                         Page
Where You Can Find Additional Information ................................ii
About This Prospectus......................................................1
Pegasus....................................................................1
Risk Factors...............................................................2
Plan of Distribution......................................................13
Use of Proceeds...........................................................14
Dividend Policy...........................................................14
Description of Capital Stock..............................................15
Legal Matters.............................................................17
Experts...................................................................17

                    Where You Can Find Additional Information

         Pegasus files annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any of the documents we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. These SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy information statements and other information regarding registrants like Pegasus that file electronically with the SEC. Pegasus' Class A common stock is quoted on the Nasdaq National Market and reports and other information about us may be inspected at the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20007-1500.

         This prospectus is only part of a registration statement on Form S-4 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the registration statement. We have also filed exhibits with the registration statement that are excluded from this prospectus. You should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We are incorporating by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate this offering.

         We are incorporating by reference the following documents that we have filed with the SEC.

         o Pegasus' Annual Report on Form 10-K filed with the SEC on March 10, 2000 for the fiscal year ended December 31, 1999;

         o Pegasus' Current Reports on Form 8-K filed with the SEC on January 12, 2000 dated January 12, 2000 and on January 12, 2000 dated November 19, 1999 (as amended by Form 8-K/A filed on February 2, 2000 and as further amended by Form 8-K/A filed on February 16,
            2000);

         o The sections entitled "Golden Sky Holdings, Inc." and "Pegasus Communications Corporation Pro Forma Consolidated Financial Information (unaudited)" beginning on pages F-25 and F-59, respectively of the proxy statement/prospectus contained in Pegasus' Registration Statement on Form S-4 (File No. 333-31080); and

         o The description of Class A common stock contained in Pegasus' registration statement on Form 8-A (File No. 0-21389) filed with the SEC on September 18, 1996, including any amendments or reports filed for the purpose of updating such description.

         Copies of these filings may be obtained at no cost from: Pegasus Communications Management Company, 225 City Line Avenue, Suite 200, Bala Cynwyd, PA 19004; Telephone: (888) 438-7488; Attention: Vice President, Corporate Communications.

         You should rely only on the information we include or incorporate by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. The information contained in this prospectus or the applicable prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or the applicable prospectus supplement or of any sale of our securities, and you should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any other date.

                              About This Prospectus

         This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, we may issue the Class A common stock and non-voting common stock described in this prospectus in one of more offerings up to an aggregate of $250,000,000. This prospectus provides you with a general description of the Class A common stock and non-voting common stock. Each time we issue Class A common stock and non-voting common stock under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described in Where You Can Find More Information.

         The information in this prospectus assumes the completion of the acquisition of Golden Sky Holdings, Inc. and other pending acquisitions described in our annual report on Form 10-K.


                                     Pegasus

         Pegasus Communications Corporation is:

         o  The largest independent distributor of DIRECTV(R) with approximately
            1.1 million subscribers at February 29, 2000. We have the exclusive right to distribute DIRECTV digital broadcast satellite services to over 7.2 million rural households in 41 states. We distribute DIRECTV through the Pegasus retail network, a network in excess of 2,500 independent retailers.

         o The owner or programmer of ten TV stations affiliated with either Fox, UPN or the WB.

         o One of the fastest growing media companies in the United States. We have increased our revenues at a compound growth rate of 89% per annum since our inception in 1991.

         We were incorporated in Delaware in May 1996. Our principal executive office is at 225 City Line Avenue, Suite 200, Bala Cynwyd, PA 19004. Our telephone number is (888) 438-7488.

                                  Risk Factors

         In addition to the other information in this prospectus and any applicable prospectus supplement, the following factors and the factors set forth in the applicable prospectus supplement should be considered carefully in evaluating an investment in our securities. To the extent that any risk factor contained in any prospectus supplement conflicts with or supersedes any risk factor contained in this prospectus, the risk factor in such prospectus supplement shall control.

Risks of Investing in the Securities

         Our Stock Price Has Been Volatile

         There may be significant volatility in the market price of our Class A common stock due to factors that may or may not relate to Pegasus' performance. The market price of the Class A common stock may be significantly affected by various factors such as economic forecasts, financial market conditions, acquisitions and quarterly variations in Pegasus' results of operations.

         We Cannot Assure You That an Active Market Will Develop for Our Non-Voting Common Stock.

         Prior to this offering, there has been no public market for the non-voting common stock and there can be no assurance that an active market will develop or be sustained in the future. There may be significant volatility in the market price of the stock due to factors that may or may not relate to our performance. We do not intend to list the non-voting common stock on any securities exchange. If a market for the non-voting common stock were to develop, the stock could trade at prices that may be significantly affected by various factors such as economic forecasts, financial market conditions, reorganizations, acquisitions and quarterly variations in our results of operations.

         Our Credit Arrangements and Publicly Held Debt and Preferred Stock Limit Our Ability to Pay Dividends on Our Class A Common Stock and Non-Voting Common Stock.

         We do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, our publicly held debt securities and preferred stock restrict our ability to pay cash dividends on our common stock. Moreover, we are a holding company, and our ability to pay dividends is dependent upon the receipt of dividends from our direct and indirect subsidiaries. The Pegasus Media & Communications credit facility imposes substantial restrictions on Pegasus Media & Communications' ability to pay dividends to us. When the merger with Golden Sky Holdings, Inc. closes, Golden Sky's credit facility and other publicly held debt will restrict Golden Sky's ability to pay dividends to us.

         Marshall W. Pagon Owns and Controls Most of the Voting Power of Pegasus

         Marshall W. Pagon, our President, Chief Executive Officer and Chairman of the Board, through his beneficial ownership of all of our Class B common stock, has approximately 67.6% of the combined voting power of the outstanding common stock as of March 31, 2000, after giving effect to the Golden Sky merger.

         Our voting common stock is divided into two classes with different voting rights. Holders of Class A common stock are entitled to one vote per share on all matters submitted to a vote of stockholders generally, and holders of Class B common stock are entitled to ten votes per share. Both classes vote together as a single class on all matters except in connection with certain amendments to our amended and restated certificate of incorporation, the authorization or issuance of additional shares of Class B common stock, and except where class voting is required under the Delaware General Corporation Law. As a result of Mr. Pagon's beneficial ownership of all the outstanding voting stock of the sole general partner of a limited partnership that indirectly controls our parent company and of his control of the other holders of Class B common stock, Mr. Pagon beneficially owns all of our Class B common stock. After giving effect to the greater voting rights attached to the Class B common stock, and the shares of Class A common stock to be issued in the Golden Sky merger, Mr. Pagon will have sufficient power, without the consent of the holders of the Class A common stock, to elect Pegasus' entire board of directors. Mr. Pagon will also have sufficient power to determine the outcome of other matters submitted to the stockholders for approval, including a merger, consolidation, tender offer, or other business combination or change of control involving Pegasus that some or a majority of our stockholders might consider to be in their best interests.

         In connection with the Golden Sky merger, Mr. Pagon, certain of Golden Sky's stockholders and certain former Golden Sky stockholders of Digital Television Services, Inc. will enter into a voting agreement providing for the designation and election of directors.

         Except as required under the Delaware General Corporation Law and the applicable certificate of designation, holders of non-voting common stock and preferred stock have no voting rights.

         Our Substantial Indebtedness Could Adversely Affect Any Investment in Securities Outstanding From Time to Time

         We have now and expect to have a significant amount of indebtedness. Our substantial indebtedness could have important consequences. For example, it could:

         o make it more difficult for us to pay our obligations under securities outstanding from time to time;

         o increase our vulnerability to general adverse economic and industry conditions;

         o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other activities;

         o limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and

         o place us at a competitive disadvantage compared to our competitors that have less debt.

         Our Certificate of Incorporation and Publicly Held Debt and Preferred Stock Could Delay, Deter or Prevent a Change of Control of Pegasus

         Provisions in our amended and restated certificate of incorporation and the Delaware General Corporation Law could serve to delay, deter or prevent a merger, consolidation, tender offer, or other business combination or change of control involving Pegasus. However, some or a majority of our stockholders might consider these actions to be in their best interests, including tender offers or attempted takeovers that might otherwise result in our stockholders receiving a premium over the market price for the Class A common stock.

         Our amended and restated certificate of incorporation contains, among other things, provisions authorizing the issuance of "blank check" preferred stock and two classes of voting common stock with different voting rights. We are also subject to the provisions of Section 203 of the Delaware General Corporation Law. These provisions could delay, deter or prevent a merger, consolidation, tender offer, or other business combination or change of control involving Pegasus that some or a majority of our stockholders might consider to be in their best interests.

         In addition, restrictions associated with our publicly held debt securities, Series A preferred stock and Series C convertible preferred stock limit our ability to enter into a "change of control" transaction. If a change of control occurs:

         o we would be required to offer to purchase all of our publicly held debt securities then outstanding at 101% of the aggregate principal amount plus accrued and unpaid interest, if any;

         o we would be required to offer to purchase all of the shares of our Series A preferred stock then outstanding at 101% of the liquidation preference thereof plus, without duplication, accumulated and unpaid dividends to the repurchase date; and

         o if the market price per share of our Class A common stock at that time was less than the conversion price of our Series C convertible preferred stock, the holders of the Series C convertible preferred stock would have a one-time option to convert their shares into shares of our Class A common stock at a conversion price equal to the greater of the market price per share of our Class A common stock as of the date of the change of control or $68.00 per share. This could be dilutive to the holders of Class A common stock.

The repurchase price for the publicly held debt securities and Series A preferred stock is payable in cash. In the case of the Series C convertible preferred stock, we may, at our option, make a cash payment equal to the market value of the shares of our Class A common stock otherwise issuable. We cannot assure you that, were a change of control to occur, we would have sufficient funds to pay the cash repurchase price for those securities which we might be required to purchase. We cannot assure you that our subsidiaries would be permitted by the terms of their outstanding indebtedness, including pursuant to the Pegasus Media & Communications credit facility, to pay dividends to us to permit us to repurchase the publicly held debt securities and preferred stock, as applicable. Any such dividends are currently prohibited. In addition, any change of control transaction may also be a change of control under Pegasus Media & Communications' credit facility, which would require Pegasus Media & Communications to prepay all amounts owing under its credit facility and to reduce the commitments thereunder to zero. If we do not have sufficient funds to pay the repurchase price of our outstanding publicly held debt securities, Series A preferred stock and Series C convertible preferred stock, as the case may be, upon a change of control, we could be required to seek third party financing to the extent we do not have sufficient funds available to meet our repurchase obligations. We cannot assure you that we would be able to obtain such financing on favorable terms, if at all. In addition, any change of control would be subject to the prior approval of the FCC.

         The Sale of a Substantial Number of Shares of Our Class A Common Stock in the Public Market Could Adversely Affect the Market Price of Our Class A Common Stock and Non-Voting Common Stock.

         Substantially all of our currently outstanding shares of Class A common stock have been registered for sale under the Securities Act, are eligible for sale under an exemption from requirements or are subject to registration rights pursuant to which holders may require us to register such shares in the future. In addition, we will issue up to 6.5 million registered shares of our Class A common stock in connection with the merger with Golden Sky Holdings, Inc.

         At least 4.6 million shares issued to Golden Sky stockholders are subject to a lock-up agreement and may not be sold or otherwise disposed of until six months after closing of the Golden Sky merger. The remainder of the shares of Class A common stock issued to Golden Sky shareholders may be freely sold when issued, subject, with respect to some shares, to securities laws applicable to affiliates of Golden Sky and excluding certain shares to be held in escrow in connection with the merger. Another 200,000 shares of Class A common stock issued in connection with certain transactions may not be sold or otherwise disposed of until May 26, 2000 pursuant to the purchase agreement by and among Pegasus and the initial purchasers of its Series C convertible preferred stock. Sales or the expectation of sales of a substantial number of shares of our Class A common stock, including shares issuable upon exercise or conversion of outstanding options or warrants and non-voting common stock could adversely affect the prevailing market price of our Class A common stock and non-voting common stock.

Risks of Our Direct Broadcast Satellite Business

         Satellite and Direct Broadcast Satellite Technology Could Fail or Be Impaired

         If any of the DIRECTV satellites are damaged or stop working partially or completely for any of a number of reasons, DIRECTV customers would lose programming. We would in turn likely lose customers, which could materially and adversely affect our operations, financial performance and the trading price of our Class A common stock.

         Direct broadcast satellite technology is highly complex and is still evolving. As with any high-tech product or system, it might not function as expected. In particular, the satellites at the 101(0) W orbital location may not last for their expected lives. In July 1998, DIRECTV reported that the primary spacecraft control processor failed on DBS-1. As it was designed to do, the satellite automatically switched to its on-board spare processor with no interruption of service to DIRECTV subscribers. A more substantial failure of DIRECTV's direct broadcast satellite system could occur in the future. See - We May Lose Our DIRECTV Rights After the Initial Term of Our Agreements With the National Rural Telecommunications Cooperative.

         Events at DIRECTV Could Adversely Affect Us

         Because we are an intermediary for DIRECTV, events at DIRECTV that we do not control can adversely affect us. One of the most important of these is DIRECTV's ability to provide programming that appeals to mass audiences. DIRECTV generally does not produce its own programming; it purchases it from third parties. DIRECTV's success -- and therefore ours -- depends in large part on DIRECTV's ability to make good judgments about programming sources and obtain programming on favorable terms. We have no control or influence over this.

         Programming Costs May Increase, Which Could Adversely Affect Our Direct Broadcast Satellite Business

         Programmers could increase the rates that DIRECTV pays for programming. As a result, our costs would increase. This could cause us to increase our rates and lose either customers or revenues.

         The law requires programming suppliers that are affiliated with cable companies to provide programming to all multi-channel distributors -- including DIRECTV -- on nondiscriminatory terms. The rules implementing this law are scheduled to expire in 2002. If they are not extended, these programmers could increase DIRECTV's rates, and therefore ours. If we increase our rates, we may lose customers. If we do not increase our rates, our costs, revenues and financial performance could be adversely affected.

         We May Lose Our DIRECTV Rights After the Initial Term of Our Agreements With the National Rural Telecommunications Cooperative

         We may or may not be able to continue in the DIRECTV business after the current DIRECTV satellites are replaced. If we can continue, we cannot predict what it will cost us to do so.

         As part of a counterclaim in litigation between the National Rural Telecommunications Cooperative and DIRECTV, DIRECTV is seeking a declaratory judgement that the term of the National Rural Telecommunications Cooperative's agreement with DIRECTV is measured only by the orbital life of DBS-1, the first DIRECTV satellite launched, and not the orbital lives of the other DIRECTV satellites at the 101o W orbital location. According to DIRECTV, DBS-1 suffered a failure of its primary control processor in July 1998 and since that time has been operating normally using a spare control processor. If DIRECTV were to prevail on its counterclaim, any failure of DBS-1 could have a material adverse effect on our DIRECTV rights. While the National Rural Telecommunications Cooperative has a right of first refusal to receive certain services from any successor DIRECTV satellite, the scope and terms of this right of first refusal are also being disputed in the litigation. This right is not expressly provided for in our agreements with the National Rural Telecommunications Cooperative.

         On January 10, 2000, Pegasus and Golden Sky Holdings, Inc. filed a class action lawsuit in federal court in Los Angeles against DIRECTV as representatives of a proposed class that would include all members and affiliates of the National Rural Telecommunications Cooperative that are distributors of DIRECTV. The complaint contains causes of action for various torts, common counts and declaratory relief based on DIRECTV's failure to provide the National Rural Telecommunications Cooperative with premium programming thereby preventing the National Rural Telecommunications Cooperative from providing this programming to the class members and affiliates. The claims are also based on DIRECTV's position with respect to launch fees and other benefits, term and rights of first refusal. The complaint seeks monetary damages and a court order regarding the rights of the National Rural Telecommunications Cooperative and its members and affiliates.

         On February 10, 2000, Pegasus and Golden Sky filed an amended complaint, which added new tort claims against DIRECTV for interference with plaintiffs' relationships with manufacturers, distributors and dealers of direct broadcast satellite equipment. Pegasus and Golden Sky also withdrew the class action allegations to allow a new class action to be filed on behalf of the members and affiliates of the National Rural Telecommunications Cooperative. The class action was filed on February 27, 2000 and has been transferred to the judge assigned to the actions filed by Pegasus and Golden Sky and by the National Rural Telecommunications Cooperative. DIRECTV has filed a motion to dismiss certain of the claims asserted by Pegasus and Golden Sky and the class, which motion is scheduled for hearing on April 24, 2000.

         The outcome of this litigation and the litigation filed by the National Rural Telecommunications Cooperative and its members and affiliates could have a material adverse effect on the scope and duration of Pegasus' right to provide DIRECTV programming in its rural markets, its capital requirements and its costs of operations.

         Our revenues and financial performance would be adversely affected if we are not able to continue in the DIRECTV business for the reasons described above.

         The Effect of New Federal Satellite Television Legislation on Our Business Is Unclear

         On November 29, 1999, the President signed The Satellite Home Viewer Improvement Act of 1999. The Act contains provisions that will be phased in over time. In addition, the FCC and other federal agencies have undertaken rulemakings and studies in connection with this legislation. Therefore, we cannot predict the effect of this new law on our business at this time.

         The Act resolves many of the issues involved in years of litigation between the networks and the direct broadcast satellite industry regarding retransmission of network programming to direct broadcast satellite subscribers. Generally, it also preserves the industry's right to retransmit distant network programming to subscribers in "unserved" areas. It also extends through December 31, 2004 the statutory right, for a copyright royalty fee, of the industry to retransmit independent programming - so-called superstations - to subscribers as "distant" signals. Further, satellite carriers will be required to deliver signals only to households that cannot clearly receive over-the-air network signals with a rooftop antenna.

         Before this legislation was enacted, we had cut-off network programming to approximately 159,000 of our subscribers, in connection with settlement of the litigation referred to above. We are unsure at this time how many of these subscribers will be eligible and will want to receive network programming services under this legislation.

         Among other things, the Act directs the FCC to take actions to prescribe the picture quality standard that the FCC uses to predict what households do not receive a strong enough network broadcast signal over-the-air and therefore are eligible to receive distant network signals. The FCC has initiated a rulemaking proceeding to consider this standard. The effect on our business of these FCC actions and other studies and rulemakings that the FCC will undertake cannot be predicted at this time.

         We Could Lose Money Because of Signal Theft

         If signal theft becomes widespread, our revenues would suffer. Signal theft has long been a problem in the cable and direct broadcast satellite industries. DIRECTV uses encryption technology to prevent people from receiving programming without paying for it. The technology is not foolproof and there have been published reports that it has been compromised.

         We Could Lose Revenues if We Have Out-of-Territory Subscribers

         Just as we have exclusive DIRECTV distribution rights in our territories, we are not allowed to have customers outside our territories. The problem is that customers are not always truthful about where they live. If it turns out that large numbers of our subscribers are not in our territories, we would lose substantial revenues when we disconnect them. We could also face legal consequences for having subscribers in Canada, where DIRECTV reception is illegal.

         Direct Broadcast Satellite Services Face Competition from Cable
         Operators

         One of the competitive advantages of direct broadcast satellite systems is their ability to provide customers with more channels and better-quality digital signal than traditional analog cable television systems. Many cable television operators are making significant investments to upgrade their systems from analog to digital. This upgrade will significantly increase the number of channels that cable television operators can provide to their customers and the quality of the transmission. In addition, many cable television operators are upgrading their systems to provide their customers with high-speed Internet access. These upgrades could make cable television a more attractive alternative for consumers, which could have an adverse effect on our direct broadcast satellite business.

         Direct Broadcast Satellite Equipment Shortages Could Adversely Affect Our Direct Broadcast Business

         There have been periodic shortages of direct broadcast satellite equipment and there may be such shortages in the future. During such periods, we may be unable to accept new subscribers and, as a result, potential revenue could be lost. If we are unable to obtain direct broadcast satellite equipment in the future, or if we cannot obtain such equipment on favorable terms, our subscriber base and revenues could be adversely affected.

Risks of Our Broadcast Television Business

         Our Broadcast Operations Could Be Adversely Affected if We Fail To Negotiate Successfully Our Network Affiliation Agreements

         Our network affiliation agreements with Fox formally expired on January 30, 1999 (other than the affiliation agreement for television station WTLH, which is scheduled to expire on December 31, 2000). Except in the case of WTLH, we currently broadcast Fox programming under arrangements between Pegasus and Fox which have generally conformed in practice to such affiliation agreements, and we are in the process of negotiating new affiliation agreements. If we are not successful in these negotiations, our broadcast operations could suffer materially.

         Fox Could Cancel Our Affiliation Agreements if It Acquires a Significant Ownership Interest in One of Our Markets

         In addition, if Fox acquires a significant ownership interest in another station in one of our markets, it can cancel our affiliation agreement or arrangement for that market without penalty. Fox has done this in the past to other broadcasters.

         Our Broadcast Operations Could Be Adversely Affected if the FCC Prevents Our Local Marketing Agreement Strategy

         One of our important strategies in broadcast television is to achieve economies of scale by programming two stations in each of our markets. Because the FCC did not allow a broadcaster to own more than one television station in the same market, we implemented our strategy -- like other broadcasters -- through arrangements known as local marketing agreements. Under these arrangements, we contracted to provide programming and other services to the licensee of a separate television station in the market. We currently have local marketing agreements for second stations in three of our markets and our only station in another market is programmed through a local marketing agreement. We intend to program a second station under such an agreement in one more market in 2000 if permitted by the FCC.

         In August 1999, the FCC revised its television ownership rules to permit, in certain circumstances, the common ownership of two stations in a television market. The FCC also decided to treat most television local marketing agreements as if the station providing programming owned the programmed station. These decisions would generally prohibit us from programming or acquiring additional in-market stations in our current markets and could also require us to terminate some of our existing local marketing agreements by August 2001. We will vigorously seek to obtain favorable rulings from the FCC to preserve and expand our broadcast television strategy through the grandfathering of our existing arrangements or outright common ownership. Unfavorable decisions by the FCC, however, could cost us significant revenues and could affect our broadcast operations materially and adversely.

         Antitrust Laws Could Limit Our Local Marketing Agreement Strategy

         Apart from the FCC, federal agencies that administer the antitrust laws have said they intend to review market concentrations in television, including through local marketing agreements that the FCC permits. If so, these agencies could limit partially or altogether our ability to program stations through local marketing agreements. We cannot predict how this will affect us.

         Our Inability To Control Licensees Under Our Local Marketing Agreements Could Adversely Affect Our Broadcast Operations

         Even if we can keep or expand our local marketing agreements, their use carries the inherent risk that we do not control the other parties that actually own the stations and hold the stations' FCC licenses. It is conceivable that the licensee could pre-empt our programming. In an extreme case, the licensee could cease to meet FCC qualifications and put its license in jeopardy, in which case, we could lose the ability to program the station.

         The Planned Industry Conversion to Digital Television Could Adversely Affect Our Broadcast Business

         All commercial television stations in the United States must start broadcasting in digital format by May 2002 and must abandon the present analog format by 2006, though the FCC may extend these dates.

         o It will be expensive to convert from the current analog format to digital format. We cannot now determine what that cost will be.

         o The digital technology will allow us to broadcast multiple channels, compared to only one today. We cannot predict whether or at what cost we will be able to obtain programming for the additional channels. Increased revenues from the additional channels may not make up for the conversion cost and additional programming expenses. Also, multiple channels programmed by other stations could increase competition in our markets.

         o The FCC has generally made available much higher power allocations to digital stations that will replace stations on existing channels 2 through 13 than digital stations that will replace existing channels 14 through 69. All of our existing stations are on channels 14 through 69. This power disparity could put us at a disadvantage to our competitors that now operate on channels 2 through 13.

         o In some cases, when we convert a station to digital television, the signal may not be received in as large a coverage area, or it may suffer from additional interference. Also, because of the technical standards adopted by the FCC, the digital signal may be subject to interference to a greater degree than current analog transmissions. As a result, viewers using antennas located inside their homes, as opposed to outdoor, rooftop antennas, may not receive a reliable signal. If viewers do not receive a high-quality, reliable signal from our stations, they may be encouraged to seek service from our competitors.

         o The FCC is considering whether to require cable companies to carry both the analog and the digital signals of their local broadcasters when television stations will be broadcasting both, during the transition period between 2002, at the latest, and 2006. If the FCC does not require this, cable customers in our broadcast markets may not receive our digital signal, which could affect us unfavorably.

         The New Federal Satellite Television Legislation Could Adversely Affect Our Broadcast Business

         The Satellite Home Viewer Improvement Act of 1999 could have an adverse effect on our broadcast stations' audience share and advertising revenues.

         This legislation may allow satellite carriers to provide the signal of distant stations with the same network affiliation as our stations to more television viewers in our markets than would have been permitted under previous law. In addition, the legislation allows satellite carriers to provide local television signals by satellite within a station market, but does not require satellite carriers to carry all local stations in a market until 2002. Satellite carriers could decide to carry other stations in our markets, but not our stations, which could adversely affect our stations' audience share and revenues.

Risks of Our Cable Business

         We Could Lose Revenues Because of Our Geographic Concentration in Puerto Rico

         All of our cable operations are in Puerto Rico. This geographic concentration carries risks:

         o Puerto Rico gets more hurricanes and other severe weather than many other places. Because of Hurricane Georges, which struck Puerto Rico in September 1998, we lost $1.4 million of revenue in the fourth quarter of 1998 alone, and we spent about $300,000 to repair the damage. Future hurricanes can be expected and could be even worse for us.

         o A local downturn in the Puerto Rico economy could cause us to lose revenues from subscribers and advertisers. This would affect our cable business more seriously than if we were more geographically diversified.

         o A material adverse change in our Puerto Rico cable operations could affect our ability to sell our cable systems at all or for the consideration agreed upon in the letter of intent relating to the sale of our cable business.

         The FCC's Digital Television Requirements May Prevent Us from Expanding Our Cable Programming

         The FCC's digital television rules may cause us to lose customers and revenues. We mentioned above that the FCC is considering whether to require cable companies to carry both the analog and digital signals of local television stations during the transition to digital broadcasting. See Risks of Our Broadcast Television Business -- The Planned Industry Conversion to Digital Television Could Adversely Affect Our Broadcast Business. Because we have only so much channel capacity in our cable system, this requirement could hurt our ability to expand our programming offerings. If we cannot expand programming offerings, we may lose customers and revenues.

         We Could Become Subject to Rate Regulation Which Could Reduce Our Cable Revenues

         We may lose revenues if we become subject to rate regulation. The government can regulate the rates cable companies charge for the lowest level of their service. The government does not now regulate our rates since the FCC has found that our cable systems are subject to effective competition. This means that less than 30% of the people that could subscribe to the systems do subscribe. But if we are successful in significantly increasing the percentage of people that subscribe to our service, the lowest level of cable service we offer could become subject to rate regulation. If so, we might have to reduce our cable rates, resulting in decreased revenues. If our cable systems become subject to rate regulation, we may not be able to sell our cable systems at all or for the consideration agreed upon in the letter of intent relating to the sale of our cable business.

Other Risks of Our Business

         We Face Certain Other Regulatory Risks

         The direct broadcast satellite, television broadcast, and cable industries are subject to regulation by the FCC under the Communications Act of 1934 and, to a certain extent, by state and local authorities. Proceedings to implement the Communications Act are on-going, and we cannot predict the outcomes of these proceedings or their affect on our business. We depend on broadcast licenses from the FCC to operate our broadcast station, and DIRECTV depends on FCC licenses to operate its digital broadcast satellite service. If the FCC cancels, revokes, suspends, or fails to renew any of these licenses, it could have a harmful effect on us.

         We Have a History of Substantial Losses; We Expect Them to Continue; Losses Could Adversely Affect Our Stock Price and Access to Capital Markets

         We have never made a profit, except in 1995, when we had a $10.2 million extraordinary gain. Because of interest expense on our substantial debt and because of high expense in amortizing goodwill from our acquisitions, we do not expect to have net income for the foreseeable future. To the extent investors measure our performance by net income or loss, rather than alternative measures based on cash flow, continuing losses could adversely affect our access to capital markets and the trading price of our Class A common stock and non-voting common stock.

         We May Have Difficulty in Obtaining Cash from Our Subsidiaries to Meet Our Obligations Which Could Adversely Affect Your Investment

         We will have to rely upon dividends and other payments from our subsidiaries to generate the funds necessary to repurchase or pay any securities offered from time to time. Our subsidiaries, however are legally distinct from us and have no obligation, contingent or otherwise, to pay amounts due under any securities offered from time to time. The ability of our subsidiaries to make dividend and other payments to us is subject to, among other things, the availability of funds, the terms of our subsidiaries' indebtedness and applicable state laws. There are significant restrictions on the payment of dividends to us contained in the instruments governing the obligations of our subsidiaries.

         We May Not Be Able to Generate Enough Cash To Service Our Debt

         Our ability to make payments on and to refinance our indebtedness, including securities outstanding from time to time, and to fund planned capital expenditures and other activities will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Accordingly, we cannot assure you that our business will generate sufficient cash flow to service our debt.

         Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our credit facilities, will be adequate to meet our future liquidity needs for at least the next few years.

                  We cannot assure you that:

                  o our business will generate sufficient cash flow from operations;

                  o currently anticipated cost savings and operating improvements will be realized on schedule, or

                  o future borrowings will be available to us under our credit facilities in amounts sufficient to enable us to pay our indebtedness, or to fund our other liquidity.

         We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facilities, on commercially reasonable terms or at all.

         We Face Significant Competition; the Competitive Landscape Changes Constantly

         Our direct broadcast satellite business faces competition from other current or potential multi-channel programming distributors, including other direct broadcast satellite operators, direct-to-home distributors, cable operators, wireless cable operators, Internet and local and long-distance telephone companies, which may be able to offer more competitive packages or pricing than we or DIRECTV can provide. In addition, the direct broadcast satellite industry is still evolving and recent or future competitive developments could adversely affect us.

         Our TV stations compete for audience share, programming and advertising revenue with other television stations in their respective markets and with direct broadcast satellite operators, cable operators and other advertising media. Direct broadcast satellite and cable operators in particular are competing more aggressively than in the past for advertising revenues in our TV stations' markets. This competition could adversely affect our stations' revenues and performance in the future.

         Our cable systems face competition from television stations, satellite master antennae television systems, wireless cable systems, direct-to-home distributors, direct broadcast satellite systems and open video systems.

         In addition, the markets in which we operate are in a constant state of change due to technological, economic and regulatory developments. We are unable to predict what forms of competition will develop in the future, the extent of such competition or its possible effects on our businesses.

         Our Acquisition Strategy May Become Too Expensive Which Could Adversely Affect Our Financial Performance

         We may not be able to keep making acquisitions on attractive terms. If we cannot continue to make acquisitions on attractive terms, our financial performance and stock price could suffer.

         If we pay for an acquisition with our stock, the acquisition could dilute existing stockholders, depending on its terms. If we finance an acquisition by borrowing, this would increase our already high leverage and interest expense.

         We May Not Be Able To Get the Consents Necessary To Implement Our Acquisition Strategy

         We have been able to get the necessary consents to make acquisitions in the past, but this could change, or become more difficult, or require us to incur additional costs, for reasons we cannot predict. Our acquisitions normally require third-party consents that we do not control. These include the consents of DIRECTV and the National Rural Telecommunications Cooperative for direct broadcast satellite acquisitions, the FCC and the television networks for broadcast TV acquisitions, and cable franchising authorities and programmers for cable acquisitions. Some acquisitions also require the consent of our lenders.

         We May Not Be Able To Integrate Acquired Companies Successfully Which Could Affect Our Financial Performance

         We could encounter difficulties integrating any given acquired business into our operations. These difficulties can cost money and divert management's attention from other important matters.

         We May Not Be Aware of All Risks

         These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may impair our business or the trading price of our Class A common stock.

         Forward-Looking Statements May Prove Inaccurate

         This prospectus contains or incorporates by reference certain statements and information that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We use words such as "anticipate," "believe," "estimate," "expect," "intend," "project," "should" and similar expressions to identify forward looking statements. Those statements include, among other things, the discussions of our business strategy and expectations concerning our market position, future operations, margins, profitability, liquidity and capital resources, as well as statements concerning the integration of our acquisitions and related achievement of cost savings and other synergies. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions also could be incorrect. The uncertainties in this regard include, but are not limited to, those identified in the risk factors discussed above. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

                              Plan of Distribution

         This prospectus relates to an aggregate of $250,000,000 of our Class A common stock and non-voting common stock that we may issue from time to time in the future when:

         o  we acquire assets, businesses or securities;

         o we pay dividends on preferred stock that we issue in connection with our acquisitions;

         o holders of our preferred stock that we issue in connection with our acquisitions convert such preferred stock into our Class a common stock or non-voting common stock;

         o we pay interest on our convertible debt securities that we issue in connection with our acquisitions;

         o holders of our convertible debt securities that we issue in connection with our acquisitions convert such securities into Class A common stock or non-voting common stock; or

         o holders of our warrants that we issue in connection with our acquisitions convert such warrants into Class A common stock or non-voting common stock.

         We will determine the terms of acquisitions in which we issue the shares covered by this prospectus through direct negotiations with the owners or controlling persons of the assets, businesses or securities we seek to acquire. We expect that the shares of Class A common stock will be valued at prices reasonably related to the Class A common stock's market price either at the time we agree on the acquisitions' terms or at or about the time we deliver the shares. We will not pay underwriting discounts or commissions, although we may pay finder's fees in connection with some acquisitions. The Securities and Exchange Commission may deem any person receiving fees to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, and may deem any fee to be underwriting commissions or discounts under the Securities Act.

We may allow those receiving shares in our acquisitions to resell them using this prospectus

         After obtaining our permission, the persons who have received or will receive shares issued in our acquisitions and their transferees, may use this prospectus to offer and sell the shares. We may consent to these stockholders' use of this prospectus for a limited time, limited by and conditioned on agreements we may make with them. We anticipate that these stockholders may resell their shares from time to time:

         o on the open market in ordinary brokerage transactions on the Nasdaq National Market or any other securities exchange on which our common stock may be listed; or

         o in the over-the-counter market or in private transactions, which may involve crosses and block transactions.

         These selling stockholders will offer the shares for sale at market prices prevailing at the time of sale or at negotiated prices and on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. These selling stockholders may offer the shares directly, through agents designated from time to time or through brokers or dealers. These selling stockholders may engage a Nasdaq National Market member firm to act as their agent in the sale of the shares and/or may acquire shares as principal. Broker-dealers participating in these transactions as agents may receive commissions from the selling stockholder for whom they act as agent, and, if they act as agent for the purchaser of the shares, from the purchaser, with the commissions computed in appropriate cases under the applicable Nasdaq National Market rules, which may be at negotiated rates where permissible.

         Participating broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share and, to the extent the broker-dealer is unable to do so, to instead purchase as principal acting as agent for the selling stockholder any unsold shares at the price required to fulfill the broker-dealers' commitment to the selling stockholder. In addition or alternatively, the selling stockholder may sell shares directly or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions by complying with the Nasdaq National Market's governing rules. In connection with the sales, the selling stockholders may pay commissions in excess of the customary commission Nasdaq National Market rules prescribe to participating broker-dealers. Alternatively, in the case of some secondary distributions, the selling stockholders may allow a discount or concession from the offering price to participating brokers-dealers in excess of customary commissions. Broker-dealers who acquire shares as principal may then resell the shares from time to time. These sales may involve crosses and block transactions and sales to and through other broker-dealers on the Nasdaq National Market or any other securities exchange on which the common stock may be listed, in negotiated transactions or otherwise. The resales may be made at market prices prevailing at the time of sale or at negotiated prices. In connection with the resales, the broker-dealer may pay or receive commissions.

         The Securities and Exchange Commission may deem the selling stockholder and any brokers, dealers, agents, member firm or others that participate with the selling stockholder in distributing the shares to be "underwriters" within the meaning of the Securities Act, and may deem any commissions or fees received by them and any profit they make by reselling of the shares they purchased to be underwriting commissions or discounts under the Securities Act.

         To comply with some states' securities laws, if applicable, the stockholders selling registered shares will sell the shares in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the stockholder may not resell the shares unless the shares have been registered or qualified for sale in the state, or an exemption from registration or qualification is available and is complied with.

         We will not receive any proceeds from any of these sales. Presently, we have no arrangements or understandings, formal or informal, pertaining to the shares' distribution.

         We will pay printing costs and some legal, filing and other similar expenses associated with the stockholders' sales. Stockholders will bear all other expenses of their sales, including brokerage fees and any underwriting discounts or commissions.

                                 Use of Proceeds

         Other than the assets, businesses or securities we acquire, we usually will not receive proceeds from our offering of shares in connection with our acquisitions. If we issue warrants or options to purchase Class A common stock or non-voting common stock in connection with an acquisition, we will use any proceeds we receive after holders exercise their warrants or options for working capital or general corporate purposes.

         When a stockholder uses this prospectus in a public reoffering or resale of shares, we will not receive any proceeds from the selling stockholder's sale.

                                 Dividend Policy

         Common Stock. We have not paid any cash dividends on our Class A common stock or non-voting common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. Our policy is to retain cash for operations and expansion. Payment of cash dividends on the common stock is restricted by Pegasus' publicly held debt securities and preferred stock. Our ability to obtain cash from our subsidiaries with which to pay cash dividends is also restricted by the subsidiaries' publicly held debt securities and bank agreements.

         Preferred Stock. We are allowed to pay dividends on the Series C preferred stock by issuing shares of our Class A common stock instead of paying cash, and until July 1, 2002, we are allowed to pay dividends on our Series A preferred stock by issuing more shares of that stock instead of paying cash. We expect to issue shares of our Class A common stock and Series A preferred stock to pay these dividends, and in any event our publicly held debt securities do not permit us to pay cash dividends on our Series A Preferred Stock until July 1, 2002. We are also obligated to pay cash dividends of $1.4 million per year in the aggregate on our Series B, Series D and Series E junior convertible participating preferred stock. These payments are subject to compliance with outstanding indentures and the certificate of designation with respect to the Series A preferred stock.

                          Description of Capital Stock

         Our authorized capital stock consists of 250,000,000 shares of Class A common stock, par value $.01 per share, 30,000,000 shares of Class B common stock, par value $.01 per share, 200,000,000 shares of non-voting common stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $.01 per share.

         As of March 31, 2000, there were 15,943,163 shares of Class A common stock outstanding, held of record by approximately 142 shareholders, and 4,581,900 shares of Class B common stock outstanding beneficially owned entirely by Marshall W. Pagon, our President and Chief Executive Officer.

         Of the 20,000,000 shares of preferred stock that we are authorized to issue, approximately 143,684 shares have been designated as Series A preferred stock, 5,707 shares have been designated as Series B junior convertible participating preferred stock, 3,000,000 shares have been designated as Series C convertible preferred stock, 22,500 shares have been designated as Series D junior convertible participating preferred stock and 10,000 shares have been designated as Series E junior convertible participating preferred stock.

         The following summary description relating to our capital stock sets forth the material terms of our capital stock. This summary is not intended to be complete. It is subject to, and qualified in its entirety by reference to, our amended and restated certificate of incorporation.

Description of Common Stock

         Voting, Dividend and Other Rights. The voting powers, preferences and relative rights of the Class A common stock, Class B common stock and non-voting common stock are identical in all respects, except that:

         o holders of Class A common stock are entitled to one vote per share, the holders of Class B common stock are entitled to ten votes per share and the holders of non-voting common stock have no voting rights except as provided by law;

         o stock dividends on Class A common stock may be paid only in shares of Class A common stock or non-voting common stock, stock dividends on Class B common stock may be paid only in shares of Class B common stock or non-voting common stock, and stock dividends on non-voting common stock may be paid only in shares of non-voting common stock; and

         o shares of Class B common stock can be converted into Class A common stock and are subject to certain restrictions on ownership and transfer.

         Holders of a majority of the outstanding shares of each Class A common stock and Class B common stock, voting as separate classes, must approve any amendment to the amended and restated certificate of incorporation that has any of the following effects:

         o any decrease in the voting rights per share of Class A common stock or any increase in the voting rights of Class B common stock;

         o any increase in the number of shares of Class a common stock into which shares of Class B common stock are convertible;

         o any relaxation on the restrictions on transfer of the Class B common stock; or

         o any change in the powers, preferences or special rights of either class of common stock adversely affecting the holders of the Class A common stock.

         Except as described or as required by law, holders of Class A common stock and Class B common stock vote together on all matters presented to the stockholders for their vote or approval, including the election of directors. Holders of non-voting common stock are not entitled to vote on amendments to our certificate of incorporation, whether such amendment increases or decreases the number of shares of non-voting common stock, or otherwise. Where holders of non-voting common stock are entitled to a vote by law, they are entitled to one vote per share, and they will vote together as a single class with the holders of the Class A common stock and Class B common stock, unless the law requires a separate vote. Holders of a majority of the outstanding shares of each Class A common stock and Class B common stock, voting as separate classes, must approve the authorization or issuance of additional shares of Class B common stock, except when we take parallel action with respect to Class A common stock in connection with stock dividends, stock splits, recapitalizations, and similar changes.

         As of March 31, 2000, the outstanding shares of Class A common stock equal approximately 77.7% of the total common stock outstanding, and the holders of Class B common stock have control of approximately 74.2% of the combined voting power of the common stock. The holders of Class B common stock have the power to elect our entire board of directors. In general, Mr. Pagon, by virtue of his beneficial ownership of all of the Class B common stock, may determine the outcome of any matter submitted to the stockholders for approval including the outcome of all corporate transactions. Mr. Pagon and the Class B common stock are currently subject to the terms of a voting agreement.

         Each share of common stock is entitled to receive dividends as declared by the board of directors out of funds legally available. The Class A common stock, Class B common stock and non-voting common stock share equally on a share-for-share basis in cash dividends.

         In the event of a merger or consolidation to which Pegasus is a party, each share of Class A common stock, Class B common stock and non-voting common stock will be entitled to receive the same consideration, except that, in a merger in which Pegasus is not the surviving corporation, holders of Class B common stock may receive stock with greater voting power in lieu of stock with lesser voting power received by holders of the Class A common stock, and holders of non-voting common stock may receive stock with no voting rights.

         Our stockholders have no preemptive or other rights to subscribe for additional shares. Subject to any rights of holders of any preferred stock, all holders of common stock, regardless of class, are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders if we liquidate, dissolve or wind up. No shares of common stock are subject to redemption or a sinking fund. All issued common stock is validly issued, fully paid and nonassessable. In the event of any change in the number of outstanding shares of either class of common stock from a stock split, combination, consolidation or reclassification, we are required to take parallel action with respect to the other class so that the number of shares of each class bears the same relationship to each other as they did before the event.

         Conversion Rights and Restrictions on Transfer of Class B Common Stock. The Class A common stock and non-voting common stock have no conversion rights. Each share of Class B common stock is convertible at the option of the holder at any time and from time to time into one share of Class A common stock. Any holder of shares of Class B common stock desiring to transfer shares of Class B common stock must present those shares to us for conversion into an equal number of shares of Class A common stock. After conversion, the converted shares may be freely transferred, subject to applicable securities laws. A holder of Class B common stock may transfer shares of Class B common stock without conversion if the transfer is to one of the following:

         o Marshall W. Pagon or any of his immediate family members. For purposes of this paragraph, immediate family member includes Mr. Pagon's spouse and parents, the lineal descendents of either of his parents, and the spouses of their lineal descendents. Adoptive and step relationships are included for purposes of defining parentage and descent;

         o the estate of Marshall W. Pagon or any of his immediate family members until the property of such estate is distributed in accordance with such deceased's will or applicable law; or

         o any voting or other trust, corporation, partnership or other entity, more than 50% of the voting equity interests of which are owned directly or indirectly by, and which is controlled by, Marshall W. Pagon or any of his immediate family members.

         If ownership or voting rights of shares of Class B common stock are transferred other than in accordance with the preceding paragraph, or a transferee loses the status that allowed him or her to hold shares of Class B common stock without conversion, such shares of Class B common stock will automatically convert into an equal number of shares of Class A common stock. Because of these restrictions, no trading market is expected to develop in the Class B common stock and the Class B common stock will not be listed or traded on any exchange or in any market.

         Effects of Disproportionate Voting Rights. The disproportionate voting rights of the classes of common stock could have any adverse effect on the market price of the Class A common stock. For example, we could not be acquired in a hostile takeover without Marshall W. Pagon's approval as long as he has voting control. Merger proposals, tender offers, or proxy contests may be discouraged even if such actions were favored by holders of Class A common stock. Accordingly, holders of Class A common stock may be unable to sell their shares at a premium over prevailing market prices, since takeover bids frequently involve purchases of stock directly from shareholders at a premium price.

                                  Legal Matters

         Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, will issue for us an opinion on the validity of the shares being offered by this prospectus. Michael B. Jordan, a partner at Drinker Biddle & Reath LLP, is an Assistant Secretary of Pegasus.

                                     Experts

         Pegasus' financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         Golden Sky Holdings, Inc.'s consolidated balance sheets as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the three-year period ended December 31, 1999 incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of KPMG LLP, independent accountants, given and on the authority of that firm as experts in accounting and auditing.

================================================================================

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of _____________, 2000. You should not assume that this prospectus is accurate as of any other date.


                    ------------------






























================================================================================

================================================================================







                                   [GRAPHIC]

                       Pegasus Communications Corporation

                                  $250,000,000
                              Class A common stock
                             Non-voting common stock

                    ----------------------------------------

                                   PROSPECTUS

                               ____________ , 2000
























================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

         The Registrant's Amended and Restated Certificate of Incorporation provides that a director of the Registrant shall have no personal liability to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

         Article 6 of the Registrant's By-Laws provides that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving while a director of office of the Registrant at the request of the Registrant as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Registrant against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law. Article 6 also provides that any person who is claiming indemnification under the Registrant's By-Laws is entitled to advances from the Registrant for the payment of expenses incurred by such person in the manner and to the full extent permitted under Delaware law.

         The Registrant maintains directors' and officers' liability insurance.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit
Number     Description of Document
------     -----------------------

 5.1**     Opinion of Drinker Biddle & Reath LLP.
23.1**     Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1)
23.2*      Consent of PricewaterhouseCoopers LLP.
23.3*      Consent of KPMG LLP.
24.1*      Powers of Attorney (included on Signatures and Powers of Attorney).

-------------------------------------------------------------------------------

*        Filed herewith.
** To be filed as applicable to a particular offering of securities as an exhibit to a Current Report on Form 8-K pursuant to Regulation S-K,
         Item 601(h).

Item 22. Undertakings.

         (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

             (2) That for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

             (3) To remove from registration by means of post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions permitted under
Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (f)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

              (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bala Cynwyd, Commonwealth of Pennsylvania, on April 6, 2000.

                                            PEGASUS COMMUNICATIONS CORPORATION

                                            By: /s/ Ted S. Lodge
                                                -------------------------------
                                                Ted S. Lodge
                                                Senior Vice President


Date:  April 6, 2000

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Marshall W. Pagon, Kasin Smith and Ted S. Lodge as his or her attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to the Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the Notes under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact the agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  Signature                                     Title                               Date
                  ---------                                     -----                               ----
            /s/ Marshall W. Pagon                  President, Chief Executive Officer,           April 6, 2000
----------------------------------------------     Chairman of the Board and Director
              Marshall W. Pagon
        (Principal Executive Officer)


               /s/ Kasin Smith                     Vice President and Chief Financial            April 6, 2000
----------------------------------------------                   Officer
                 Kasin Smith
 (Principal Financial and Accounting Officer)


           /s/ Robert N. Verdecchio                             Director                         April 6, 2000
----------------------------------------------
             Robert N. Verdecchio


          /s/ James J. McEntee, III                             Director                         April 6, 2000
----------------------------------------------
            James J. McEntee, III


             /s/ Mary C. Metzger                                Director                         April 6, 2000
----------------------------------------------
               Mary C. Metzger


             /s/ Donald W. Weber                                Director                         April 6, 2000
----------------------------------------------
               Donald W. Weber

                  Signature                                     Title                               Date
                  ---------                                     -----                               ----

           /s/ Harry F. Hopper, III                             Director                         April 6, 2000
----------------------------------------------
             Harry F. Hopper, III


            /s/ William P. Phoenix                              Director                         April 6, 2000
----------------------------------------------
              William P. Phoenix


             /s/ Riordon B. Smith                               Director                         April 6, 2000
----------------------------------------------
               Riordon B. Smith


                                  EXHIBIT INDEX


Exhibit
Number     Description of Document
------     -----------------------

 5.1**     Opinion of Drinker Biddle & Reath LLP.
23.1**     Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1)
23.2*      Consent of PricewaterhouseCoopers LLP.
23.3*      Consent of KPMG LLP.
24.1*      Powers of Attorney (included on Signatures and Powers of Attorney).

-------------------------------------------------------------------------------

*        Filed herewith.
** To be filed as applicable to a particular offering of securities as an exhibit to a Current Report on Form 8-K pursuant to Regulation S-K,
         Item 601(h).